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                                                                   EXHIBIT 23(a)


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



Presstek, Inc.
Hudson, New Hampshire


We hereby consent to the incorporation by reference in the respective Registration Statements on Forms S-8 (Nos. 33-80466, 33-61215, 33-39337, 333-76905 and 333-97897) and on Forms S-3 (Nos. 333-2299 and 33-48342) of
Presstek, Inc. and in the Prospectuses constituting part of such Registration Statements of our report dated February 13, 2003, except for Note 12, as to which the date is March 18, 2003, relating to the financial statements and schedule of Presstek, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 28, 2002.

We also consent to the references to us under the caption "Experts" in the Prospectuses.



BDO SEIDMAN, LLP

New York, New York
March 26, 2003